Exhibit 99.2

GOLDEN POND HEALTHCARE, INC.

COMPLETES INITIAL PUBLIC OFFERING

DARIEN, CT, NOVEMBER 16, 2007—Golden Pond Healthcare, Inc. (AMEX: GPH), announced today that it completed its initial public offering on November 13, 2007.

The initial public offering consists of 16,875,000 units priced at $8.00 per unit, raising gross proceeds of $135,000,000 to the Company, including units purchased by the underwriters to cover their overallotment. Each unit consists of one share of common stock and one warrant.

Located in Darien, CT, Golden Pond Healthcare is a newly organized company formed to acquire one or more domestic or international operating businesses. Golden Pond Healthcare intends to focus its efforts on acquiring a business in the healthcare industry, although under certain circumstances it may consider a prospective target in another industry.

The lead underwriter for the offering was Deutsche Bank Securities with Lazard Capital Markets acting as co-manager. Kaye Scholer LLP served as counsel for Golden Pond Healthcare.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.